EXHIBIT 23
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (No. 333-264313) on Form S-3 and (Nos. 333-28683-99, 033-66622-99, 333-75055, 333-75057, 333-75059, 333-161488, 333-171607, 333-212569, and 333-256333) of Form S-8 of Host Hotels & Resorts, Inc. and registration statement (No. 333-255255) on Form S-3 of Host Hotels & Resorts, L.P. of (i) our reports dated February 28, 2024, with respect to the consolidated financial statements of Host Hotels & Resorts, Inc. and the effectiveness of internal control over financial reporting and (ii) our report dated February 28, 2024 with respect to the consolidated financial statements of Host Hotels & Resorts, L.P.
/s/ KPMG LLP
McLean, Virginia
February 28, 2024